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                                                                       Exhibit A

TRIDEX CORPORATION                                                  NEWS RELEASE
                                                           For Immediate Release

NEIL G. BERKMAN ASSOCIATES                                 Company Contact:
1900 AVENUE OF THE STARS
SUITE 2850                                                 Seth M. Lukash
LOS ANGELES, CA  90067                                     Chairman & CEO
(310) 277-5162                                             (203) 226-1144

                   TRIDEX CORPORATION (NASDAQ) PLANS TO OFFER
                  UP TO 20% OF ITS PRINTER GROUP TO THE PUBLIC

         Westport, CT, April 30, 1996. . . Tridex Corporation (NASDAQ/NMS:TRDX) announced today that it has engaged an investment banking firm to pursue an underwritten public offering of up to 20% of the equity of its Printer Group, which consists of two Tridex subsidiaries, Magnetec Corporation and Ithaca Peripherals Incorporated. The proposed equity offering will be made only by means of a prospectus. Tridex expects to file a registration statement this summer with the Securities and Exchange Commission relative to the proposed public offering of the Printer Group.

         "We are taking this step to access the public capital markets for funds to repay certain existing debt and to support the Printer Group's anticipated growth over the next several years," said Seth Lukash, chairman and chief executive officer. "Ultimately, our intent is to complete the spin-off of the Printer Group in a tax-free distribution to Tridex shareholders, " he added.

         Lukash cautioned that there can be no assurance that a public offering of its Printer Group will be concluded on terms satisfactory to Tridex or, if concluded, that a tax-free spin-off will be approved by the Internal Revenue Service.

         Tridex Corporation is a manufacturer of specialty printers, terminals, cash drawers and other peripheral devices for retail point-of-sale (POS), financial, gaming and wagering, kiosks, and other transaction interface applications.

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